Exhibit 10.24

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

MATERIAL TRANSFER AGREEMENT

This Material Transfer Agreement (this “Agreement”) is made and entered into as of January 9, 2021 (the “Effective Date”) between Jasper Therapeutics, Inc., a Delaware corporation with a principal place of business at 2200 Bridge Pkwy Suit #102, Redwood City, CA 94065 (“Jasper”), and Graphite Bio, Inc., a Delaware corporation with a principal place of business at 279 E Grand Ave, Suite 430, South San Francisco, CA 94080 (“Graphite”). Jasper and Graphite are referred to each as a “Party” or collectively as the “Parties”, respectively.

RECITALS

WHEREAS, Jasper has developed the JSP191 antibody which binds to the CD117 receptor for stem cell factor on blood forming cells (“JSP191”); and

WHEREAS, Graphite has developed the GPH201 investigational drug product, where a functional IL2RG cDNA is precisely integrated at the start site of the endogenous IL2RG genomic locus in hematopoietic stem and progenitor cells; and

WHEREAS, the Parties are interested in undertaking the Research Plan (attached as Annex III) (the “Research Plan”) to test the hypothesis that combining JSP191 antibody to clear the humanized NSG mouse model bone marrow niche will allow sufficient engraftment of GPH201 in the bone marrow at levels that are expected to be therapeutically beneficial (the “Project”) based on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.	Supply of Materials.

1.1 Promptly following full execution of this Agreement: (i) Jasper shall provide Graphite free of charge with the Jasper Material (as defined in Annex I) for use in the Project, in such amounts as specified in Annex I and will conduct the work described in the Research Plan; and (ii) Graphite shall provide Jasper free of charge with the Graphite Material (as defined in Annex II) for use in the Project, in such amounts as specified in Annex II and will conduct the work described in the Research Plan. The Jasper Material and Graphite Material are referred to each as “Material”, and collectively, the “Materials”.

2.	Permitted Use of Materials.

2.1 Each Party shall remain the sole owner of the Material provided by such Party and hereby grants to the other Party a non-exclusive, royalty free, fully paid up license to use such Material solely for the purposes of this Agreement. Each Party shall be entitled to use the other Party’s Material only within the scope of this Agreement and the Project and shall not be entitled to use such Material for any other purposes. Without limiting the foregoing, neither Party shall be permitted to use the other Party’s Material for any further research or development activities, outside the Project, or for any commercialization purposes. The Parties shall discuss future development options for JSP191 as a conditioning regimen for Graphite’s other programs.

2.2 Neither Party shall: (i) provide or disclose the other Party’s Material to any other third party without the other Party’s prior written consent, except that the Parties may provide and disclose the other Party’s Material without such consent to the third parties set forth in Appendix IV, provided such third parties are bound by obligations of confidentiality and non- use on similar terms to those set out in herein; or (ii) use the other Party’s Material in any other experiments than the experiments described in the Research Plan and, in particular, neither Party shall reverse-engineer or analyze, or cause and/or permit reverse-engineering or analysis of the other Party’s Material, whether physically, chemically or biologically. Each Party shall immediately return to the other Party any unused Material of the providing Party at any time upon the providing Party’s request or, after termination of this Agreement, without the providing Party’s request.

3.	Allocation of Costs.

The Parties shall each be responsible for fifty percent (50%) of external costs necessary to perform the Research Plan (which costs are expected to be up to two hundred fifty thousand dollars (US$250,000)). Subject to the Definitive Agreement or other mutual agreement of the Parties, Graphite will be responsible for all costs of any study to be performed by the Parties other than as set forth in the Research Plan, including all human clinical studies, in consideration for Jasper’s provision of Jasper Material free of charge for use in such studies.

4.	Exclusive Option.

4.1 Jasper hereby grants to Graphite an exclusive option (“Option”) to become Jasper’s sole development partner for JSP191 in the field of gene therapy for SCID patients with IL2RG deficiency (X-SCID) (the “Field”) during the period in which Graphite is engaged in the development and commercialization of products for treatment of SCID patients with IL2RG deficiency (X-SCID), in all cases subject to the terms and conditions of a definitive agreement to be entered into by the Parties after Graphite’s exercise of the Option (the “Definitive Agreement”). For the avoidance of doubt, this Agreement and the Definitive Agreement do not and will not limit in any respect the right or ability of Jasper to partner with any third party for the commercialization of JSP191 for any gene therapies other than for SCID patients with IL2RG deficiency. Further, Graphite acknowledges and agrees that Jasper has in the past and will continue to undertake research, development, and commercialization activities with respect to allogeneic transplant in SCID (including SCID IL2RG patients), which activities are not considered competitive with Graphite, and nothing in this Agreement or the Definitive Agreement will limit in any respect the right or ability of Jasper to develop and commercialize JSP191 for use in connection with allogeneic transplant in SCID (including SCID IL2RG patients).

4.2 Graphite may exercise the Option at any time during the term of this Agreement by providing written notice to Jasper and paying Jasper an Option exercise fee of […***…] dollars (US$[…***…]). The Definitive Agreement shall have terms and conditions mutually acceptable to the Parties and will include a […***…] dollar (US$[…***…]) milestone payment from Graphite to Jasper upon the first approval in the United States of […***…], and a […***…] dollar (US$[…***…]) milestone payment from Graphite to Jasper upon the first approval outside of the United States of […***…]. The Definitive Agreement shall be signed no later than […***…] after the date Graphite has exercised the Option. If Graphite elects not to exercise the Option or the Parties are unable to agree upon the terms of the Definitive Agreement despite good-faith negotiations during such […***…] period then Jasper may grant to any other party an exclusive partnership for JSP191 in the Field. Jasper will promptly refund the Option exercise fee to Graphite if the parties are unable to agree upon the terms of the Definitive Agreement despite good-faith negotiations during such […***…] period. Confidential Information.

5.	Confidentiality; Press Release.

5.1 Confidential Information means any and all data, information, scientific or technical information relating to Jasper Material, the Graphite Material, procedures, formulae, data, improvements, developments, manufacturing processes, trade secrets and know-how and other commercially valuable information of whatever description and in whatever form (whether written or oral, visible or invisible) owned or controlled by either Party and made available by such Party (the “Disclosing Party”) to the other Party (or its agents or contractors) (the “Receiving Party”). For clarity, the Jasper Material and information relating thereto is and shall be deemed the Confidential Information of Jasper, while the Graphite Material and all information relating thereto is and shall be deemed the Confidential Information of Graphite. The Receiving Party will: (i) keep confidential all of the Disclosing Party’s Confidential Information; (ii) not use the Disclosing Party’s Confidential Information except for the purpose of this Agreement; and (iii) not disclose, without the Disclosing Party’s prior written consent, the Disclosing Party’s Confidential Information to any person except to those of its employees, officers, directors, consultants, agents and advisors who have a need to know it, and who shall be bound by obligations of confidentiality and non-use on similar terms to those set out in this clause. The Receiving Party will use all reasonable endeavors to ensure that those employees, officers, directors, consultants, agents and advisors will comply with their obligations of confidentiality.

5.2 Nothing in this Agreement prohibits the Receiving Party disclosing or using Confidential Information, that, as can be shown by written records or equivalent evidence of the Receiving Party: (i) is or becomes generally available in the public domain, otherwise as a result of any non-compliance with the terms of this Agreement; or (ii) was known to the Receiving Party prior to disclosure hereunder; or (iii) is disclosed, revealed or otherwise made available to the Receiving Party by a third party that is under no obligation of non-disclosure to the Disclosing Party.

5.3 The Receiving Party shall also be entitled to disclose Confidential Information if and to the extent such Confidential Information is required to be disclosed under applicable law or by court order; provided, however, that the Receiving Party shall furnish the Disclosing Party with as much prior written notice of such disclosure as reasonably practicable, so as to permit the Disclosing Party, in its sole discretion, to take appropriate action in order to prevent the Disclosing Party’s Confidential Information from passing into the public domain or becoming generally available to the public. The Receiving Party shall take necessary steps to limit the scope of Confidential Information to the required minimum.

5.4 Any non-compliance with the confidentiality obligations set out in this Section 5 shall be considered a material breach of this Agreement.

5.5 Press Releases and Disclosure. Neither Party may issue any press release or make any public announcements regarding this Agreement or any matter covered by this Agreement, without the prior written consent of the other Party. The Parties shall agree on an initial press release regarding this Agreement in the form set forth in Annex IV to be issued at such time(s) as are set forth in Annex IV.

6.	Properties of the Materials.

Each Party acknowledges that the other Party’s Material is experimental in nature, may have hazardous properties and is supplied by the other Party on an “as is” basis. Neither Party gives any warranty and each Party expressly excludes any responsibility for the suitability of such Party’s Material for use according to the Research Plan. Each Party understands and agrees that the other Party’s Material is to be handled and used with caution, and that such Material is not to be used for testing in or treatment of humans. EACH PARTY’S MATERIAL IS PROVIDED WITH NO WARRANTIES OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THEY ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

7.	Reports.

Each Party shall undertake in a timely and professional manner, in accordance with industry best practices and all applicable laws and regulations, all studies and analyses designated for performance by such Party set forth in the Research Plan and will furnish to the other Party a written report detailing the uses made of the Materials and a description of the results including all data and relevant procedures made or obtained by such Party during the course of the Project (the “Reports”). The Reports will be deemed the Confidential Information of both Parties, provided that either Party shall have the right to share the results of the Project and the Reports in a blinded form with third parties under obligations of confidentiality, to the extent reasonably necessary or desirable in connection with any regulatory filings or approvals sought by either Party, or in connection with any financing, investment, acquisition, or other strategic transaction involving such Party.

8.	Intellectual Property Rights / Results.

8.1 Any intellectual property rights, including, but not limited to patent rights, technologies, know-how and trade secrets (“Intellectual Property Rights”) owned by a Party or licensed by a third party to a Party as of the Effective Date (the “Background IP”) shall in relation to the other Party, remain the sole property of the Party that owned or was licensed to use such Background IP. For the avoidance of doubt, the Parties agree that the Jasper Material shall be deemed Jasper Background IP and the Graphite Material shall be deemed Graphite Background IP.

8.2 The Parties agree that Jasper shall exclusively own any and all Intellectual Property Rights developed by either Party (either independently or jointly) that relate exclusively or primarily to the Jasper Background IP (the “Jasper Improvements”). Graphite hereby irrevocably and unconditionally assigns to Jasper all right, title, and interest Graphite may have in or to any and all Jasper Improvements.

8.3 The Parties agree that Graphite shall exclusively own any and all Intellectual Property Rights developed by either Party (either independently or jointly) that relate exclusively or primarily to the Graphite Background IP (the “Graphite Improvements”). Jasper hereby irrevocably and unconditionally assigns to Graphite all right, title, and interest Jasper may have in or to any and all Graphite Improvements.

8.4 Any Intellectual Property Rights developed under this Agreement that are neither Jasper Improvements nor Graphite Improvements, and that are developed exclusively by one Party shall be sole property of such Party.

8.5 Any Intellectual Property Rights jointly developed by the Parties that are not Jasper Improvements or Graphite Improvements shall be jointly owned by both Parties, without a duty of accounting to the other Party.

8.6 Graphite hereby grants to Jasper a non-exclusive, royalty-free license during the term of this Agreement to use the Graphite Background IP and the Graphite Improvements to the extent reasonably necessary for Jasper to undertake its obligations in furtherance of the Project.

8.7 Jasper hereby grants to Graphite a non-exclusive, royalty-free license during the term of this Agreement to use the Jasper Background IP and Jasper Improvements to the extent reasonably necessary for Graphite to undertake its obligations in furtherance of the Project.

8.8 With respect to Intellectual Property Rights developed in furtherance of the Project and exclusively owned by Jasper (including Jasper Improvements), and that are relevant to the research, development, manufacture, use, sale, import, export or other exploitation of Graphite’s products (whether for clinical or commercial activity), Jasper hereby grants to Graphite a worldwide, perpetual, non-exclusive, royalty-free license to such Intellectual Property Rights for Graphite to use and exploit such Intellectual Property Rights without restriction in connection with Graphite’s products and services (including Graphite’s GPH201and clinical applications thereof in general), but excluding any use in connection with JSP191 or any other product or service that would be competitive with JSP191.

8.9 With respect to Intellectual Property Rights developed in furtherance of the Project and exclusively owned by Graphite (including Graphite Improvements), and that are relevant to the research, development, manufacture, use, sale, import, export or other exploitation of JSP191 (whether for clinical or commercial activity), Graphite hereby grants Jasper a worldwide, perpetual, non-exclusive, royalty-free license to such Intellectual Property Rights for Jasper to use and exploit such Intellectual Property Rights without restriction in connection with Jasper’s products and services (including JSP191), but excluding any use in connection with Graphite’s GPH201 or any other product or service that would be competitive with Graphite’s GPH201.

8.10 There are no implied rights or licenses granted under this Agreement, and except as expressly provided herein, each Party shall retain all right, title, and interest in and to all of such Party’s respective Intellectual Property Rights. Without limiting the foregoing, nothing in this Agreement shall act as any assignment or transfer of the Background IP of either Party.

9.	Term and Termination.

This Agreement is effective as of the Effective Date, and shall expire upon completion of the Project, which shall include delivery of a final report in accordance with the Research Plan. Either Party may terminate this Agreement at its convenience with thirty (30) days’ prior written notice to the other Party, or immediately for any material breach by the other Party of the provisions of this Agreement that remains uncured for fifteen (15) days following written notice of such breach to the other Party. Each Party’s confidentiality obligations and non- disclosure restrictions, as well as the licenses set forth in Sections 8.8 and 8.9, shall survive expiration or termination of this Agreement.

Upon termination or expiration of this Agreement: (i) Graphite shall return the remaining Jasper Material and destroy all Jasper Confidential Information in its possession or control, and shall also deliver to Jasper a statement signed by an authorized representative of Graphite certifying that all such Jasper Material and Confidential Information have been so delivered or destroyed; and (ii) Jasper shall return the remaining Graphite Material and destroy all Graphite Confidential Information in its possession or control, and shall also deliver to Graphite a statement signed by an authorized representative of Jasper certifying that all such Graphite Material and Confidential Information have been so delivered or destroyed.

10.	Representations and Warranties.

Each Party represents and warrants to the other Party that: (i) such Party has full right, power, and authority to enter into and perform this Agreement without the consent of any third party, including the right to grant all licenses granted by such Party in this Agreement; (ii) such Party has the appropriately qualified and experienced staff and the necessary equipment, experience, means and techniques in order for its activities hereunder to be performed in accordance with the terms and conditions of this Agreement; (iii) such Party’s obligations under the Research Plan shall be performed in a timely, professional and workmanlike manner, consistent with generally accepted industry standards, and in compliance with applicable laws and regulations; and (iv) none of such Party’s employees in connection with this Agreement have been debarred or disqualified by any regulatory authority or under any applicable laws or regulations, and such Party will not use in any capacity in connection with this Agreement the services of any individual debarred or disqualified by any regulatory authority or under any applicable laws or regulations.

11.	Indemnification.

Each Party hereby agrees to defend, indemnify and hold the other Party, its directors, officers, employees and agents, harmless from and against any third party loss, claim, damage or liability of any kind which may arise from the use, handling or storage of the other Party’s Materials by or through the handling or storing Party, except to the extent such loss, claim, damage, or liability is caused by the gross negligence or willful misconduct of the other Party. Each Party hereby agrees to defend, indemnify and hold the other Party, its directors, officers, employees and agents, harmless from and against any third party loss, claim, damage or liability of any kind which may arise from the gross negligence or willful misconduct of such Party in connection with this Agreement.

12.	Limitation of Liability.

EXCEPT ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS OR BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR FOR A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE, REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13.	Assignment.

Neither Party may assign any rights or duties under this Agreement to any other party without the prior written consent of the other Party, provided, however, that either Party may assign this Agreement to a third party in connection with a sale of all or substantially all of the business or assets of such Party related to this Agreement.

14.	Applicable Law / Place of Jurisdiction.

The form, execution, validity, construction and effect of this Agreement shall be determined by the laws of New York, New York, regardless of the choice of law principles of that or any other jurisdiction. The rights and obligations of the Parties under this Agreement shall not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods, to the extent applicable.

Exclusive place of jurisdiction for all disputes arising from or in connection with this Agreement is New York, New York.

15.	Entire Agreement; Amendments.

This Agreement constitutes the entire understanding of the Parties and supersedes any previous Agreements between the Parties (whether written or oral) relating to the subject matter. All modifications or amendments to this Agreement shall be done in writing executed by both Parties.

16.	Force Majeure.

If either Party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, acts of God or government, natural disasters, including earthquakes or storms, fire, political strife, terrorism, failure or delay of transportation, then such Party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder promptly whenever such force majeure is avoided or remedied.

17.	Severability.

If any provision of this Agreement shall be determined to be invalid or unenforceable, the validity of the other provisions shall remain unaffected. The Parties shall attempt in good faith to negotiate and replace the respective provision by another provision which is valid and enforceable and which represents the purpose of the original provision as closely as possible. This shall apply accordingly to any unintended gaps in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

Jasper Therapeutics, Inc.		Graphite Bio, Inc.

By:	/s/ William Lis	By:	/s/ Joshua Lehrer
Name:	William Lis	Name:	Joshua Lehrer
Title:	Executive Chairman & CEO	Title:	CEO
Date:	January 9, 2021	Date:	January 9, 2021

Annex I

[…***…]

Annex II

[…***…]

Annex III

[…***…]

Annex IV

Press Release

Jasper Therapeutics and Graphite Bio Announce Collaboration to Evaluate JSP191 as Conditioning Regimen for Novel Gene Replacement Therapy in Patients with XSCID

REDWOOD CITY, Calif. January XX, 2021 -- Jasper Therapeutics, Inc., a biotechnology company focused on hematopoietic cell transplant therapies, and Graphite Bio, Inc. a next-generation gene editing company focused on therapies that harness targeted gene integration to treat or cure serious diseases, today announced a research and clinical collaboration agreement to evaluate JSP191, Jasper’s first-in-class anti-CD117 monoclonal antibody, as a targeted, non-toxic conditioning regimen for Graphite Bio’s investigational GPH201 gene replacement therapy for severe combined immune deficiency (SCID) in patients with IL2RG deficiency, known as x-linked SCID (XSCID).

XSCID is a severe, inherited disorder of the immune system with symptoms often presenting in early infancy, including persistent infections and failure to thrive. Without treatment, XSCID is typically fatal to patients in the first two years of life.

Graphite Bio is focused on the development of potentially curative therapies for patients suffering from serious diseases, using its targeted gene integration platform to harness the natural cellular process of homology directed repair (HDR) in order to efficiently repair genetic defects at their source, deliver genetic cargo with precision and engineer new cellular effector functions. Jasper Therapeutics’ JSP191 is a first-in-class humanized monoclonal antibody that depletes hematopoietic stem cells from bone marrow and acts as a conditioning agent in patients prior to receiving a hematopoietic stem cell transplant. JSP191 is currently being evaluated in multiple trials as a stem cell depleting conditioning agent, including a Phase 1/2 trial to achieve donor stem cell engraftment in SCID patients undergoing hematopoietic cell transplant and a separate Phase 1/2 trail in AML/MDS patients undergoing hematopoietic cell transplant.

“This collaboration with Jasper demonstrates our shared commitment to pioneering novel therapeutic approaches with the potential to significantly improve the treatment experiences of individuals with devastating conditions who stand to benefit from gene replacement therapies, initially for patients with XSCID,” said Josh Lehrer, M.Phil., M.D., chief executive officer at Graphite Bio. “GPH201 harnesses our targeted gene integration platform to precisely target the defective gene that causes XSCID and replacing it with a normal copy. We are impressed by the initial positive clinical results demonstrated by JSP191 when used as a conditioning regimen, and look forward to collaborating with the Jasper team to explore how our novel technologies can be brought to more patients with XSCID and other indications.”

“Our collaboration with Graphite Bio is an exciting opportunity to further advance the field of curative gene correction, by combining a targeted gene integration platform with our first-in-class targeted CD117 antibody, JSP191, that has already demonstrated preliminary clinical efficacy and safety as a conditioning agent in XSCID patients and those with blood cancers undergoing allogeneic hematopoietic stem cell transplant,” said Bill Lis executive chairman and CEO, Jasper Therapeutics.

Graphite Bio and Jasper will collaborate on research, and potentially a clinical study, evaluating JSP191 as a conditioning agent for GPH201. Each company will retain commercial rights to their respective technologies.

About JSP191

JSP191 (formerly AMG 191) is a first-in-class humanized monoclonal antibody in clinical development as a conditioning agent that clears hematopoietic stem cells from bone marrow. JSP191 binds to human CD117, a receptor for stem cell factor (SCF) that is expressed on the surface of hematopoietic stem and progenitor cells. The interaction of SCF and CD117 is required for stem cells to survive. JSP191 blocks SCF from binding to CD117 and disrupts critical survival signals, causing the stem cells to undergo cell death and creating an empty space in the bone marrow for donor or gene-corrected transplanted stem cells to engraft.

Preclinical studies have shown that JSP191 as a single agent safely depletes normal and diseased hematopoietic stem cells, including in animal models of SCID, myelodysplastic syndromes (MDS) and sickle cell disease (SCD). Treatment with JSP191 creates the space needed for transplanted normal donor or gene-corrected hematopoietic stem cells to successfully engraft in the host bone marrow. To date, JSP191 has been evaluated in more than 90 healthy volunteers and patients.

JSP191 is currently being evaluated in two separate clinical studies in hematopoeitc cell transplant. The first clinical study is evaluating JSP191 as a sole conditioning agent in a Phase 1/2 dose- escalation and expansion trial to achieve donor stem cell engraftment in patients undergoing hematopoietic cell transplant for severe combined immunodeficiency (SCID), which is potentially curable only by this type of treatment. JSP191 is also being evaluated in combination with another conditioning regimen in a Phase 1 study in patients with MDS or acute myeloid leukemia (AML) who are receiving hematopoietic cell transplant. For more information about the design of these clinical trials, visit www.clinicaltrials.gov (NCT02963064 and NCT04429191).

Additional studies are planned to advance JSP191 as a conditioning agent for patients with other rare and ultra-rare monogenic disorders and autoimmune diseases.

About GPH201

GPH201 is a first-in-human investigational hematopoietic stem cell treatment that will be evaluated as a potentially curative therapy for patients suffering from XSCID. GPH201 is generated using Graphite Bio’s precise and efficient targeted gene integration platform technology to directly replace the defective IL2RG gene, maintain normal IL2RG regulation and expression, and ultimately lead to the production of fully functional adaptive immune cells.

About Jasper Therapeutics

Jasper Therapeutics is a biotechnology company focused on the development of novel curative therapies based on the biology of the hematopoietic stem cell. The company’s lead compound, JSP191, is in clinical development as a conditioning antibody that clears hematopoietic stem cells from bone marrow in patients undergoing a hematopoietic cell transplant. This first-in-class conditioning antibody is designed to enable safer and more effective curative hematopoietic cell transplants and gene therapies. For more information, please visit us at jaspertherapeutics.com.

About Graphite Bio, Inc.

Graphite Bio is a next-generation gene editing company focused on the development of potentially curative therapies for patients suffering from serious diseases. The company’s targeted geneintegration platform harnesses the natural cellular process of homology directed repair (HDR) to efficiently repair genetic defects at their source, deliver genetic cargo with precision and engineer new cellular effector functions. Graphite Bio is leveraging its differentiated platform, initially focused on ex vivo engineering of hematopoietic stem cells, to advance a portfolio of transformative treatments with potential for saving and dramatically improving patients’ lives. The company was co-founded by academic pioneers in the fields of gene editing and gene therapy, including Maria Grazia Roncarolo, MD, and Matthew Porteus, MD, PhD, and is backed by Versant Ventures and Samsara BioCapital. For more information, please visit graphitebio.com.

# # #

Contacts:

Jasper Therapeutics
Lily Eng
W2O
206-661-8627
leng@w2ogroup.com

Jeet Mahal
Jasper Therapeutics
650-549-1403
jmahal@jaspertherapeutics.com

Graphite Bio
Christy Curran
615.414.8668
media@graphitebio.com